Exhibit 99.1

scPharmaceuticals Inc. Reports Fourth Quarter 2017 Financial Results

Announced $147.7 Million of equity capital raising in 2017;

Completed an Initial Public Offering;

Advances towards FUROSCIX™ PDUFA date

BURLINGTON, Mass., March 20, 2018 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize delivery of infused therapies, advance patient care and reduce healthcare costs, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Recent Business Highlights

•	Initial Public Offering in November 2017. scPharmaceuticals Inc. completed its initial public offering of its common stock raising net proceeds of approximately $92.7 million. The Company expects the proceeds to fund its operations through the commercial introduction of FUROSCIX, if approved, and to allow the Company to continue to develop its pipeline.

•	FUROSCIX PDUFA date June 23, 2018. In November 2017, the U.S. Food and Drug Administration (FDA) accepted the 505(b)(2) New Drug Application (NDA) for FUROSCIX and under the Prescription Drug User Fee Act (PDUFA), set an action date of June 23, 2018. The FUROSCIX NDA included data from two pivotal and four exploratory clinical studies as well as eight formative and four summative human factor studies.

•	Continuing FUROSCIX clinical initiatives with multiple investigator- and Company-sponsored studies. scPharmaceuticals will continue to build upon the FUROSCIX clinical data through conducting and supporting additional studies to evaluate the efficacy, safety, patient acceptance, and economic value of FUROSCIX.

scPharmaceuticals-sponsored studies. The Company expects to begin enrollment in the second quarter of 2018 for its FREEDOM-HF (FUROSCIX Real-World Evaluation for Decreasing Hospital Admissions in Heart Failure) study, which will evaluate the economic impact of FUROSCIX administered in an outpatient setting, as compared to intravenous furosemide administered in the hospital.

Investigator-sponsored studies. A study sponsored by Steward Healthcare is targeted to begin enrollment in the first quarter of 2018 and is designed to evaluate the number of FUROSCIX doses necessary to achieve a patient’s target weight. Data from this trial is expected by the end of 2018.

A second investigator-sponsored clinical study for FUROSCIX, SUB-Q-HF (Subcutaneous Furosemide in Acute Decompensated Heart Failure), by the NHLBI (National Heart, Lung and Blood Institute) is currently ongoing.

“We are very proud of our 2017 achievements – including our NDA submission and successful IPO, which is part of our ongoing transition from research and development to a commercial organization,” said John Tucker, President and Chief Executive Officer. “This year is off to a strong start, as we look forward to our June 2018 PDUFA date for our lead product candidate, FUROSCIX, and other milestones. With FUROSCIX, we are committed to reducing healthcare costs and improving the lives of 6.5 million heart failure patients in the United States.”

Fourth Quarter and Full Year 2017 Financial Results and Financial Guidance

scPharmaceuticals reported a net loss of $6.9 million in the fourth quarter of 2017 and $23.8 million for the year ended December 31, 2017, compared to $5.3 million and $24.4 million for the comparable periods in 2016. The decrease in net loss for the year ended December 31, 2017 was largely due to a decrease in interest expense associated with convertible notes which converted in 2016, offset by costs associated with increased headcount, regulatory consulting associated with the NDA for FUROSCIX and the expansion of the Company’s commercial organization.

Research and development expenses were $3.7 million for the fourth quarter of 2017 and $14.3 million for the year ended December 31, 2017, compared to $3.0 million and $11.9 million for the comparable periods in 2016. The increase in research and development expenses for the year ended December 31, 2017 was largely due to increased headcount and regulatory consulting associated with the NDA for FUROSCIX, offset by a decrease in outsourced clinical and medical affairs activity.

General and administrative expenses were $3.0 million for the fourth quarter of 2017 and $9.1 million for the year ended December 31, 2017, compared to $0.9 million and $6.1 million for the comparable periods in 2016. The increase in general and administrative expenses for the year was primarily due to increased headcount and the expansion of the Company’s commercial organization.

scPharmaceuticals ended 2017 with $118.5 million in cash compared to $39.3 million as of December 31, 2016. The increase in cash was primarily due to net borrowings under a loan agreement of $9.3 million and the completion of the Company’s IPO in November 2017, which resulted in net proceeds of $92.7 million, after deducting underwriting discounts and commissions and offering costs.

Based on its current operating plan, scPharmaceuticals expects that its existing cash resources will enable it to fund operating expenses through 2019.

About scPharmaceuticals

scPharmaceuticals is a clinical-stage pharmaceutical company focused on developing and commercializing products that have the potential to transform infused therapies, advance patient care and reduce healthcare costs. Our proprietary platform is designed to enable the subcutaneous administration of therapies that have previously been limited to intravenous delivery.

scPharmaceuticals’ corporate headquarters are in Burlington, MA. For more information about scPharmaceuticals, please visit www.scpharmaceuticals.com.

About FUROSCIX

FUROSCIX is a drug-device combination product consisting of a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via our patented Infusor, a wearable, pre-programed drug delivery system that is applied to the abdomen for subcutaneous drug administration. FUROSCIX is under review at the FDA for treatment of edema, or fluid overload, in patients with heart failure. Our pivotal studies included a pharmacokinetic study that demonstrated 99.6% bioavailability and comparable urine output with a subcutaneous infusion of FUROSCIX compared to an IV bolus of Furosemide and a clinical validation and product design study that demonstrated usability and performance of the Infusor. FUROSCIX potentially will provide an alternative to intravenous (IV) and oral furosemide for the treatment of worsening heart failure due to edema that would typically require hospitalization.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s product candidates, including the potential timing of regulatory filings and approvals regarding our product candidates; potential timing and advancement of our ongoing or planned clinical trials and investigator-sponsored studies; the announcement of data from these trials and studies; and the Company’s financial condition and cash runway through 2019. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of our product candidates will not receive regulatory approval or be successfully developed and commercialized, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, and the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the final prospectus related to the Company’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contacts:

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Christopher F. Brinzey

Westwicke Partners, 339-970-2843

chris.brinzey@westwicke.com

Financial Tables to follow

scPharmaceuticals, Inc.

Unaudited Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2016	2017	2016	2017
Operating expenses:
Research and development	$3,017	$3,716	$11,856	$14,331
General and administrative	943	2,992	6,054	9,105

Total operating expenses	3,960	6,708	17,910	23,436

Loss from operations	(3,960)	(6,708)	(17,910)	(23,436)
Other income (expense)	27	(7)	38	75
Interest income	4	171	7	341
Interest expense	(1,389)	(336)	(6,512)	(797)

Net loss and comprehensive loss	$(5,318)	$(6,880)	$(24,377)	$(23,817)

Net loss per share, basic and diluted	$(4.98)	$(0.80)	$(25.01)	$(8.04)

Weighted—average common shares outstanding, basic and diluted	1,067,457	8,565,779	974,660	2,962,859

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scPharmaceuticals, Inc.

Unaudited Balance Sheet Data

(in thousands)	AS OF DECEMBER 31,
	2016	2017
Cash and restricted cash	$39,282	$118,480
Working capital	36,004	114,913
Total assets	39,772	120,275
Term loan	—	9,419
Convertible preferred stock	73,103	—
Accumulated deficit	(43,199)	(67,016)
Total stockholders’ (deficit) equity	(37,074)	105,997

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